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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

MOLSON COORS BREWING COMPANY (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MOLSON COORS BREWING COMPANY

1801 California Street, Suite 4600
Denver, Colorado 80202

1555 Notre Dame Street East
Montréal, Québec, Canada H2L 2R5

NOTICE OF ACTION TAKEN PURSUANT TO WRITTEN CONSENT OF THE STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

January 14, 2016

Dear Class A Stockholders:

        This Notice and the accompanying Information Statement is being provided to holders of the Class A Common Stock ("Class A Common Stock") of Molson Coors Brewing Company, a Delaware corporation (the "Company," "us," "we," or "our"), and the holders of the Class A Exchangeable Shares ("Class A Exchangeable Shares") of Molson Coors Canada Inc., a Canadian corporation and a wholly-owned, indirect subsidiary of the Company ("MCCI"), as of December 11, 2015, in connection with the approval of the issuance of shares of Class B Common Stock of the Company and/or securities convertible into or exercisable for shares of Class B Common Stock ("Derivative Securities"), including one or more series of Preferred Stock of the Company ("Preferred Stock") authorized in accordance with the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to finance the MillerCoors Transaction (as defined below).

        On November 11, 2015, the Company entered into a purchase agreement (the "Purchase Agreement") with Anheuser-Busch InBev SA/NV ("ABI") to acquire, contingent upon the closing of the acquisition of SABMiller plc ("SABMiller") by ABI pursuant to the transaction announced on November 11, 2015 (the "ABI-SAB Transaction"), all of SABMiller's interest in MillerCoors LLC ("MillerCoors") and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico for $12.0 billion in cash, subject to downward adjustment as described in the Purchase Agreement (such acquisition, the "MillerCoors Transaction"). Following the MillerCoors Transaction, the Company will own 100% of the outstanding equity interests of MillerCoors.

        The Company intends to fund the MillerCoors Transaction and the related fees and expenses with a combination of existing cash and new financing, which may include the issuance of additional debt, equity and/or equity-linked securities of the Company (such financing, the "Financing"). Depending on market and other factors, the Company may decide to issue, in the Financing, shares of Class B Common Stock and/or Derivative Securities that in the aggregate equal or exceed 20% of the outstanding shares of Class B Common Stock and Derivative Securities issued in connection with the Financing may include shares of Preferred Stock with voting rights other than those expressly required by the Delaware General Corporation Law ("DGCL"). In this Notice, we refer to the issuance of shares of Class B Common Stock and/or Derivative Securities as the "Potential Stock Issuance." The Financing may occur in advance of the closing of the MillerCoors Transaction. Any net proceeds from the Potential Stock Issuance would be used for general corporate purposes if raised before the closing of the MillerCoors Transaction and the MillerCoors Transaction does not occur.

        Pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders representing a majority of the votes entitled to be cast by the Company's Class A Common Stock and Special Class A Voting Stock (as instructed by the holders of the Class A Exchangeable Shares)

(collectively, the "Class A Holders"), voting together as a single class, is required for certain actions or transactions, including (i) the issuance of any shares of Class B Common Stock (or securities convertible into or exercisable for Class B Common Stock) whether in a single transaction or in a series of related transactions, if the number of shares to be so issued (including upon conversion or exchange) is, or will be upon issuance, equal to or in excess of 20% of the number of shares of Class B Common Stock outstanding before the issuance of such Class B Common Stock (or securities convertible into or exercisable for shares of Class B Common Stock) and (ii) the issuance of any shares of Preferred Stock with voting rights other than those expressly required by the DGCL. Our Special Class A Voting Stock is entitled to cast on any matter submitted to a vote of the holders of Class A Common Stock that number of votes equal to the number of Class A Exchangeable Shares outstanding as of the record date for the annual or special meeting at which such vote is taken or for any written consent in lieu of such meeting. As of December 11, 2015, Class A Holders representing a majority of the votes entitled to be cast by all Class A Holders approved by written consent the Potential Stock Issuance, subject to a maximum aggregate number of shares of Class B Common Stock, together with any shares of Class B Common Stock issuable on conversion or exchange of any Derivative Securities based on the minimum conversion price or ratio initially established with respect thereto, not to exceed 25% of the number of shares of Class B Common Stock outstanding before the issuance of such Class B Common Stock and/or Derivative Securities (the "Share Cap"). Based on the aggregate number of shares of Class B Common Stock outstanding as of December 31, 2015, for illustrative purposes only, the Share Cap represents 40,762,962 shares of Class B Common Stock. Because the Company received a sufficient number of votes by written consent, your vote is not required to approve this action.

        The accompanying Information Statement is for information purposes only and is first being sent on or about January 14, 2016. The Information Statement is being furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder and will serve as the notice required by Section 228(e) of the DGCL.

Very truly yours,

Samuel D. Walker
 Chief People and Legal Officer and Secretary

MOLSON COORS BREWING COMPANY
1801 California Street, Suite 4600
Denver, Colorado 80202
(303) 277-3500

1555 Notre Dame Street East
Montréal, Québec, Canada H2L 2R5
(514) 521-1786

INFORMATION STATEMENT

Introduction

        This Information Statement is being provided to holders of the Class A Common Stock ("Class A Common Stock") of Molson Coors Brewing Company, a Delaware corporation (the "Company," "us," "we," or "our"), and the holders of the Class A Exchangeable Shares ("Class A Exchangeable Shares") of Molson Coors Canada Inc., a Canadian corporation and a wholly-owned, indirect subsidiary of the Company ("MCCI"), as of December 11, 2015 (the "Record Date"), in connection with the approval of the issuance of shares of Class B Common Stock of the Company and/or securities convertible into or exercisable for shares of Class B Common Stock ("Derivative Securities"), including one or more series of Preferred Stock of the Company ("Preferred Stock") authorized in accordance with the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to finance the MillerCoors Transaction (as defined below).

        This Information Statement constitutes notice of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law ("DGCL"). This Information Statement is first being mailed to holders of our Class A Common Stock and Class A Exchangeable Shares on or about January 14, 2016.

        The approval becomes effective on the date that is 20 calendar days after this Information Statement is first mailed or otherwise provided to holders of our Class A Common Stock and Class A Exchangeable Shares as of the Record Date.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER
DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

MillerCoors Transaction

        On November 11, 2015, the Company entered into a purchase agreement (the "Purchase Agreement") with Anheuser-Busch InBev SA/NV ("ABI") to acquire, contingent upon the closing of the acquisition of SABMiller plc ("SABMiller") by ABI pursuant to the transaction announced on November 11, 2015 (the "ABI-SAB Transaction"), all of SABMiller's interest in MillerCoors LLC ("MillerCoors") and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico for $12.0 billion in cash, subject to downward adjustment as described in the Purchase Agreement (such acquisition, the "MillerCoors Transaction"). Following the MillerCoors Transaction, the Company will own 100% of the outstanding equity interests of MillerCoors.

        The Company intends to fund the MillerCoors Transaction and the related fees and expenses with a combination of existing cash and new financing, which may include the issuance of additional debt, equity and/or equity-linked securities of the Company (such financing, the "Financing"). Depending on market and other factors, the Company may decide to issue, in the Financing, shares of Class B Common Stock and/or Derivative Securities that in the aggregate equal or exceed 20% of the outstanding shares of Class B Common Stock and Derivative Securities issued in connection with the Financing may include shares of Preferred Stock with voting rights other than those expressly required by the DGCL. In this Information Statement, we refer to the issuance of shares of Class B Common Stock and/or Derivative Securities as the "Potential Stock Issuance." The Financing may occur in advance of the closing of the MillerCoors Transaction. Any net proceeds from the Potential Stock Issuance would be used for general corporate purposes if raised before the closing of the MillerCoors Transaction and the MillerCoors Transaction does not occur.

Voting Securities

        Our outstanding classes of capital stock include our Class A Common Stock and Class B Common Stock. In addition, we have one share of Special Class A Voting Stock and one share of Special Class B Voting Stock (collectively, the "Special Voting Stock") outstanding, through which the holders of Class A Exchangeable Shares and Class B Exchangeable Shares (collectively, "Exchangeable Shares") of MCCI may exercise their voting rights with respect to the Company. The Exchangeable Shares were issued in connection with the February 2005 merger of Molson Inc. ("Molson") and Adolph Coors Company to form the Company (the "Merger"). These shares were issued to certain holders of Molson shares in lieu of receiving shares of Class A Common Stock and/or Class B Common Stock issued by the Company. The Special Class A Voting Stock and Special Class B Voting Stock are intended to provide substantially the same economic and voting rights as the corresponding shares of Class A Common Stock and Class B Common Stock in which they may be exchanged. The Special Class A Voting Stock and the Special Class B Voting Stock provide the mechanism for holders of the corresponding Exchangeable Shares to provide instructions to vote with the holders of our corresponding Class A Common Stock and Class B Common Stock. The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are each entitled to one vote for each corresponding outstanding Exchangeable Share, excluding shares held by us or our subsidiaries, and generally vote together with the corresponding Class A Common Stock or Class B Common Stock on all matters on which the holders of the corresponding Class A Common Stock or Class B Common Stock are entitled to vote.

        The Special Class A Voting Stock and Special Class B Voting Stock are subject to voting trust arrangements. The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are required to cast a number of votes equal to the number of then-outstanding corresponding Exchangeable Shares, but will only cast a number of votes equal to the number of corresponding Exchangeable Shares as to which it has received voting instructions from the owners of record of those Exchangeable Shares, other than us or our subsidiaries, on the record date of the action, and will cast the votes in accordance with such instructions so received.

        The holders of the Class B Common Stock and the Special Class B Voting Stock (as instructed by the holders of the Class B Exchangeable Shares) (collectively, the "Class B Holders") may vote with respect to the following: (i) any matter required by the DGCL, (ii) the election of up to three directors, and (iii) as provided in our Certificate of Incorporation, including on a non-binding advisory basis on the compensation of our named executive officers. In all other cases, the right to vote is vested exclusively with the holders of the Class A Common Stock and Special Class A Voting Stock (as instructed by the holders of the Class A Exchangeable Shares) (collectively, the "Class A Holders").

The holders of Class A Common Stock are entitled to one vote for each share held. The Adolph Coors Jr. Trust (the "Coors Trust"), which beneficially owned 2,520,000 shares of our Class A Common Stock as of the Record Date, and Pentland Securities (1981) Inc. and its subsidiary (collectively "Pentland"), which beneficially owned 252 shares of our Class A Common Stock and 2,524,282 Class A Exchangeable Shares as of the Record Date, are parties to voting trust agreements combining their voting power over the Class A Common Stock and Class A Exchangeable Shares they own. Pursuant to the voting trust agreements, the Coors Trust has deposited into trust all of its shares of Class A Common Stock, and Pentland has deposited into trust all of its Class A Exchangeable Shares and Class A Common Stock. These shares, together with any other shares deposited into the trust, are voted as a block by the trustees in the manner described in the voting trust agreements.

        At the close of business on the Record Date, there were outstanding 2,562,594 shares of Class A Common Stock (which are entitled to one vote per share) and one share of Special Class A Voting Stock (representing up to 2,891,235 Class A Exchangeable Shares). The Class B Holders are not entitled to vote on the Potential Stock Issuance.

        See "Description of Capital Stock" below for a complete description of our outstanding capital stock.

Stockholder Vote Required to Approve the Potential Stock Issuance

        Pursuant to the Certificate of Incorporation, the affirmative vote of the holders representing a majority of the votes entitled to be cast by the Class A Holders, voting together as a single class, is required for certain actions or transactions, including (i) the issuance of any shares of Class B Common Stock (or securities convertible into or exercisable for Class B Common Stock) whether in a single transaction or in a series of related transactions, if the number of shares to be so issued (including upon conversion or exchange) is, or will be upon issuance, equal to or in excess of 20% of the number of shares of Class B Common Stock outstanding before the issuance of such Class B Common Stock (or securities convertible into or exercisable for shares of Class B Common Stock) and (ii) the issuance of any shares of Preferred Stock with voting rights other than those expressly required by the DGCL. The Special Class A Voting Stock is entitled to cast on any matter submitted to a vote of the holders of Class A Common Stock that number of votes equal to the number of Class A Exchangeable Shares outstanding as of the record date for the annual or special meeting at which such vote is taken or for any written consent in lieu of such meeting.

Stockholder Approval of Potential Stock Issuance

        As of December 11, 2015, pursuant to voting instructions from the Coors Trust and Pentland, the trustees of the relevant trusts, by written consent in lieu of a meeting of Class A Holders, voted 2,520,252 shares of Class A Common Stock and the Special Class A Voting Stock (representing 2,524,282 votes based on the number of shares of Class A Exchangeable Shares for which the trustees received voting instructions), in favor of the Potential Stock Issuance, subject to a maximum aggregate number of shares of Class B Common Stock, together with any shares of Class B Common Stock issuable on conversion or exchange of any Derivative Securities based on the minimum conversion price or ratio initially established with respect thereto, not to exceed 25% of the number of shares of Class B Common Stock outstanding before the issuance of such Class B Common Stock and/or Derivative Securities. The written consent represented 92.5% of all votes entitled to be cast by all Class A Holders. Because consenting holders representing in excess of a majority of the votes entitled to be cast by Class A Holders voted in favor of the Potential Stock Issuance by written consent, no other stockholder consents will be solicited in connection with this Information Statement.

No Dissenters' Rights

        Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the Potential Stock Issuance have no right under Delaware law to dissent or require a vote of all stockholders of the Company.

 INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT

        The following table contains information about the beneficial ownership of capital stock of the Company as of December 31, 2015 (unless otherwise noted), for each of our current directors, each of our named executive officers, all current directors and executive officers as a group and each stockholder known by us to own beneficially more than 5% of any class of our voting common stock and/or exchangeable shares. Unless otherwise indicated, and subject to any interests of the holder's spouse, the person or persons named in the table have sole voting and investment power, based on information furnished by such holders. Shares of Class B Common Stock subject to restricted stock units ("RSUs"), stock options or other rights currently exercisable or exercisable and vesting within 60 days following December 31, 2015, are deemed outstanding for computing the share ownership and percentage of the person holding such RSUs, stock options or rights, but are not deemed outstanding for computing the percentage of any other person. All share numbers and ownership percentage calculations below assume that all Class A Exchangeable Shares and Class B Exchangeable Shares have been converted on a one-for-one basis into corresponding shares of Class A Common Stock and Class B Common Stock, respectively.

Name of Beneficial Owner	Number of Class A Shares		Percent of Class (%)(1)	Number of Class B Shares(2)		Percent of Class (%)(1)
5% Stockholders:
Adolph Coors Company LLC	5,044,534	(3)(4)	92.50%	21,522,798	(4)	12.02%
Adolph Coors Jr. Trust	5,044,534	(3)(4)	92.50%	5,830,000	(4)	3.26%
Pentland Securities (1981) Inc.	5,044,534	(3)	92.50%	3,449,600	(5)	1.93%
4280661 Canada Inc.	5,044,534	(3)	92.50%	—		—
The Vanguard Group	—		—	11,393,152	(6)	6.36%
BlackRock, Inc.	—		—	10,046,243	(7)	5.61%
Directors:
Peter H. Coors	2,000	(8)	*	1,041,566	(8)	*
Peter J. Coors	—		—	3,116	(9)	*
Roger G. Eaton	—		—	8,710	(10)	*
Brian D. Goldner	—		—	15,864	(11)	*
Charles M. Herington	—		—	18,505	(12)	*
Franklin W. Hobbs	—		—	46,847	(13)	*
Mark R. Hunter	—		—	125,697	(14)	*
Mary Lynn Ferguson-McHugh	—		—	—		—
Andrew T. Molson	100	(15)	*	3,455,006	(15)	1.93%
Geoffrey E. Molson	1,632	(16)	*	11,968	(16)	*
Iain J.G. Napier	—		—	12,930	(17)	*
H. Sanford Riley	—		—	45,568	(18)	*
Douglas D. Tough	—		—	3,259		*
Louis Vachon	—		—	7,944	(19)	*
Named Executive Officers:
Krishnan Anand	—		—	156,318	(20)	*
Stewart Glendinning	—		—	271,464	(21)	*
Gavin Hattersley	—		—	27,479	(22)	*
All directors and executive officers as a group (22 persons)	3,732	(23)	*	5,466,035	(23)	3.04%

*
Denotes less than 1%

(1)
Except as set forth above and based solely upon reports of beneficial ownership required to be filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to Rule 13d-1 under the Exchange Act, we do not believe that any other person beneficially owned, as of December 31, 2015, greater than 5% of our outstanding Class A Common Stock or Class B Common Stock. Ownership percentage calculations are based on 5,453,829 shares of Class A Common Stock (which assumes the conversion on a one-to-one basis of 2,888,692 Class A Exchangeable Shares) and 179,063,002 shares of Class B Common Stock (which assumes the conversion on a one-to-one basis of 16,011,153 shares of Class B Exchangeable Shares), in each case, outstanding as of December 31, 2015.

(2)
Includes unvested RSUs held by retirement-eligible executives (Mr. Peter H. Coors), deferred stock units ("DSUs") held by directors and shares underlying outstanding options/stock appreciation rights currently exercisable or exercisable within 60 days following December 31, 2015 ("Current Options"), where applicable.

(3)
Class A Common Stock (or shares directly exchangeable for Class A Common Stock) include beneficial ownership of 1,857,476 shares owned by Pentland, 667,058 shares owned by 4280661 Canada Inc. ("Subco"), and 2,520,000 shares owned by Adolph Coors Company LLC ("ACC"), as trustee of the Coors Trust, due to shared voting power resulting from a Voting Agreement, dated February 9, 2005, among Pentland, Subco and the Coors Trust. Pursuant to the Voting Agreement, the parties agreed that the Class A Common Stock (and shares directly exchangeable for Class A Common Stock) are to be voted in accordance with the voting provisions of certain Voting Trust Agreements among the parties and certain trustees. Pentland is the sole owner of Subco. The address for each of the Coors Trust and ACC is 2120 Carey Avenue, Suite 412, Cheyenne, Wyoming 82001. The address for each of Pentland and Subco is 335 8th Avenue S.W., 3rd Floor, Calgary, Alberta, Canada T2P 1C9.

(4)
This information is derived exclusively from the Schedule 13D/A filed by ACC and the Coors Trust with the SEC on February 26, 2015. Class B Common Stock beneficially owned by ACC includes 350,000 shares of Class B Common Stock directly owned by ACC, 5,830,000 shares of Class B Common Stock directly held by the Coors Trust and 15,692,798 shares of Class B Common Stock beneficially owned by ACC on its own behalf and as Trustee of other Coors Family Trusts (as defined below), all of which are included in the Class B Common Stock beneficially owned by ACC. ACC is a Wyoming limited liability company which serves as trustee for the Coors Trust, the Augusta Coors Collbran Trust, the Bertha Coors Munroe Trust B, the Grover C. Coors Trust, the Herman F. Coors Trust, the Louise Coors Porter Trust and the May Kistler Coors Trust (collectively, the "Coors Family Trusts"). The members of ACC are the various Coors Family Trusts. The Board of Directors of ACC consists of 16 members who are various members of the Coors family, including Peter H. Coors and Peter J. Coors. Pursuant to the Operating Agreement of ACC, subject to limited exceptions, sole investment power with respect to each trust is delegated to a trust committee consisting of three to five members of the ACC Board of Directors (each, a "Trust Committee"). Each member of ACC's Board of Directors disclaims beneficial ownership of the shares owned by ACC on behalf of the respective Coors Family Trusts except to the extent of his or her pecuniary interest in each trust. An aggregate of 10,960,860 shares of Class B Common Stock are pledged by affiliates of the Coors Family Trusts to secure a third-party loan.

(5)
Consists of 3,449,600 shares of Class B Common Stock (or shares exchangeable for Class B Common Stock) directly owned by Pentland, of which (i) 321,000 Class B Exchangeable Shares are pledged as collateral under an OTC forward contract with an unaffiliated third party buyer as part of a monetization transaction due to settle on December 6, 2019 and (ii) 600,000 Class B Exchangeable Shares are pledged as collateral with an unaffiliated third party as part of a non-revolving loan dated August 12, 2013 in the aggregate principal amount of CDN $25.0 million from a Canadian chartered bank.

(6)
This information is derived solely from the Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2015 reporting on beneficial ownership as of December 31, 2014. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)
This information is derived solely from the Schedule 13G filed by Blackrock, Inc. with SEC on February 6, 2015 reporting on beneficial ownership as of December 31, 2014. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10022.

(8)
Beneficial ownership for Mr. Coors does not include 2,520,000 shares of Class A Common Stock held indirectly by ACC as trustee for the Coors Trust, nor any shares of Class B Common Stock held by ACC for itself or on behalf of the Coors Family Trusts. Mr. Coors disclaims beneficial ownership of all shares of Class A Common Stock and Class B Common Stock held by ACC except to the extent of his pecuniary interest therein. If Mr. Coors were to be attributed beneficial ownership of the shares of Class A Common Stock held by ACC, he would beneficially own 46.24% of the Class A Common Stock, subject to the Voting Agreement. His Class B holdings represent (i) 199,185 shares of Class B Common Stock held directly by Mr. Coors, (ii) 1,064 shares of Class B Common Stock held by his wife, Marilyn E. Coors, (iii) 329,163 Current Options, (iv) 5,534 unvested RSUs, and (v) 506,620 shares of Class B Common Stock held indirectly by Mr. Coors and Marilyn E. Coors, as trustees of various Peter H. Coors Grantor Retained Annuity Trusts.

(9)
Includes 550 shares of Class B Common Stock held by Mr. Coors as custodian for his children.

(10)
Includes 6,109 DSUs

(11)
Includes 3,092 DSUs.

(12)
Includes 15,947 DSUs.

(13)
Includes 17,663 DSUs.

(14)
Includes 98,609 Current Options.

(15)
Represents 2,220 shares of Class B Common Stock held directly by Mr. Molson, 186 Class B Exchangeable Shares held directly by Mr. Molson, 3,000 shares of Class B Common Stock held indirectly by Molbros AT Inc., 3,449,600 shares of Class B Common Stock (or shares exchangeable for Class B Common Stock) owned by Pentland. Mr. Molson is the President of Pentland and shares dispositive power of the Class B Common Stock beneficially owned by Pentland. The Class B Common Stock beneficially owned by Pentland are included in Mr. Molson's beneficial ownership as a result of arrangements under the Amended and Restated Stockholders Agreement dated February 9, 2005 between Lincolnshire Holdings Limited, Nooya Investments Limited, Pentland, Eric Molson and Stephen Molson with respect to the securities held by and governance of Pentland.

(16)
Mr. Molson's Class A holdings represents 1,260 shares of Class A Common Stock held directly and 372 shares of Class A Common Stock indirectly held in a retirement savings plan. His Class B holdings include 1,890 share of Class B Common Stock (or shares directly exchangeable for Class B Common Stock) indirectly held in a retirement savings plan.

(17)
Includes 3,787 DSUs.

(18)
Includes 16,560 shares directly exchangeable for Class B Common Stock and 15,668 DSUs.

(19)
Includes 6,387 DSUs.

(20)
Includes 149,576 Current Options.

(21)
Includes 190,606 Current Options.

(22)
Includes 21,631 Current Options.

(23)
The group's Class B holdings include 5,534 unvested RSUs for Mr. Coors, 68,653 DSUs, 961,575 Current Options and 3,466,570 Class B Exchangeable Shares. See footnotes above concerning the Class A Common Stock.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our Certificate of Incorporation, our Third Amended and Restated Bylaws, which we refer to as our bylaws, and applicable provisions of Delaware corporate law. This summary is not complete. You should read our Certificate of Incorporation and bylaws for the provisions that are important to you.

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 1,025,000,002 shares, comprising five classes: (i) 500,000,000 shares of Class A Common Stock, par value $0.01 per share; (ii) 500,000,000 shares of Class B Common Stock, par value $0.01 per share; (iii) one share of Special Class A Voting Stock, par value $0.01 per share; (iv) one share of Special Class B Voting Stock, par value $0.01 per share, and (v) 25,000,000 shares of Preferred Stock, par value $0.01 per share.

Class A Common Stock and Class B Common Stock

        Dividends.    Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock and the holders of Class B Common Stock are entitled to receive, from legally available funds, dividends when and as declared by our Board of Directors, except that so long as any shares of Class B Common Stock are outstanding, no dividend will be declared or paid on the Class A Common Stock or Class B Common Stock unless at the same time a dividend is declared or paid, on the Class B Common Stock or Class A Common Stock, as applicable, in an amount per share (or number per share, in the case of a dividend paid in the form of shares) equal to the amount per share (or number per share, in the case of a dividend paid in the form of shares) of the dividend declared or paid on the Class A Common Stock or Class B Common Stock, as applicable.

  Voting Rights

        Class A Holders.    Except in limited circumstances, so long as any shares of Class A Common Stock or Special Class A Voting Stock is outstanding, the right to vote for all purposes is vested exclusively in the Class A Holders (see "Special Voting Stock" and "Exchangeable Shares" below), voting together as a single class. The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held, without the right to cumulate votes for the election of directors.

        An affirmative vote is required of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and Special Class A Voting Stock, voting together as a single class, prior to the taking of certain actions, including:

  •
  the issuance of (i) any shares of Class A Common Stock (other than upon the conversion of Class B Common Stock under circumstances provided in our Certificate of Incorporation or the exchange or redemption of Class A Exchangeable Shares in accordance with the terms of those Class A Exchangeable Shares), or (ii) securities (other than Class B Common Stock) convertible into or exercisable for Class A Common Stock;

  •
  the issuance of (i) shares of Class B Common Stock (other than upon the conversion of Class A Common Stock under circumstances provided in our Certificate of Incorporation or the exchange or redemption of our Class B Exchangeable Shares in accordance with the terms of those Class B Exchangeable Shares), or (ii) securities convertible into or exercisable for Class B Common Stock (other than Class A Common Stock) whether in a single transaction or in a series of related transactions, if the number of shares to be issued (including upon conversion or exchange) is, or will be upon issuance, equal to or greater than 20% of the number of shares of

    Class B Common Stock outstanding before the issuance of such Class B Common Stock (or securities convertible into or exercisable for shares of Class B Common Stock);

  •
  the issuance of any shares of Preferred Stock having voting rights other than those expressly required by the DGCL;

  •
  the sale, transfer or other disposition of any capital stock (or securities convertible into or exchangeable for capital stock) of our subsidiaries;

  •
  the sale, transfer or other disposition of all or substantially all of the assets of our subsidiaries; and

  •
  any decrease in the number of members of our Board of Directors to a number below 15.

        Pentland and the Coors Trust, which together control more than 90% of the Class A Common Stock and Class A Exchangeable Shares, have voting trust agreements through which they have combined their voting power over the shares of Class A Common Stock and the Class A Exchangeable Shares that they own. However, in the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A Common Stock and Class A Exchangeable Shares deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders.

        Class B Holders.    The Class B Holders may vote with respect to the following: (i) any matter required by the DGCL, (ii) the election of up to three directors, and (iii) as provided in our Certificate of Incorporation, including on a non-binding advisory basis on the compensation of our named executive officers and as set forth below under "Class A Holders and Class B Holders." In all other cases, the right to vote is vested exclusively with the Class A Holders. The holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held with respect to each matter on which holders of the Class B Common Stock are entitled to vote, without the right to cumulate votes for the election of directors.

        Class A Holders and Class B Holders.    Under our Certificate of Incorporation, the Class A Holders and the Class B Holders have the right to vote, as separate classes and not jointly, on:

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  any merger that requires stockholder approval under the DGCL;

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  any sale of all or substantially all of our assets, other than to a related party;

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  any proposal to dissolve our company or any proposal to revoke the dissolution of our company; or

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  any amendment to the Certificate of Incorporation that requires stockholder approval under the Certificate of Incorporation or the DGCL and that would:

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  increase or decrease the aggregate number of the authorized shares of Class B Common Stock;

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  change the rights of any shares of Class B Common Stock;

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  change the shares of all or part of Class B Common Stock into a different number of shares of the same class;

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  increase the rights of any other class that is equal or superior to Class B Common Stock with respect to distribution or dissolution rights (a "co-equal class");

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  create any new co-equal class;

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    other than pursuant to the Certificate of Incorporation, exchange or reclassify any shares of Class B Common Stock into shares of another class, or exchange, reclassify or create the right of exchange of any shares of another class into shares of Class B Common Stock; or

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    limit or deny existing preemptive rights of, or cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on, any shares of Class B Common Stock.

        Liquidation Rights.    If we liquidate, dissolve or wind up our affairs, the holders of Class A Common Stock, together with the holders of the Class B Common Stock (collectively, with the Class A Common Stock, the "Company Common Stock"), will be entitled to receive, after our creditors have been paid and the holders of any then outstanding series of preferred stock have received their liquidation preferences, all of our remaining assets in proportion to their shareholdings.

  Conversion Rights

        Conversion from Class A Common Stock to Class B Common Stock.    Our Certificate of Incorporation provides for the right of holders of Class A Common Stock to convert their stock into Class B Common Stock on a one-for-one basis at any time.

        "Coattail" Conversion Rights.    Our Certificate of Incorporation also includes a "coattail" provision to provide protection to holders of our Class B Common Stock and the Class B Exchangeable Shares in the case of a proposed tender offer or takeover bid for our Class A Common Stock. A holder of our Class B Common Stock is entitled to receive a notice from us that the conversion right of holders of shares of our Class B Common Stock has come into effect. This notice must include a description of the conversion procedures including the election procedures described below, a copy of the exclusionary offer and any other materials received by us in respect of the offer.

        Subject to conditions described below, if an "exclusionary offer" is made for shares of our Class A Common Stock, each outstanding share of our Class B Common Stock will be convertible into one share of our Class A Common Stock at the option of the holder during the period of time commencing on the eighth day after the date on which an exclusionary offer is made and ending on the last date upon which holders of shares of our Class A Common Stock may accept the exclusionary offer.

        An "exclusionary offer" is an offer to purchase shares of our Class A Common Stock that both: (A) either (1) must, by reason of applicable securities laws or the requirements of a stock exchange on which shares of our Class A Common Stock are listed, be open to all or substantially all holders of our Class A Common Stock, or (2) would, if the offer were made in Canada or a province of Canada, be required to be made to all or substantially all holders of shares of our Class A Common Stock resident in Canada or a province of Canada by reason of applicable securities laws of Canada or a province of Canada, the requirements of a stock exchange on which shares of our Class A Common Stock are listed, or the requirements of the Canada Business Corporations Act; and (B) is not made concurrently with an offer to purchase shares of our Class B Common Stock that is identical to the offer to purchase shares of our Class A Common Stock in terms of price per share and percentage of outstanding shares to be purchased (exclusive of shares owned immediately prior to the offer by the offeror) and in all other respects (except with respect to the conditions that may be attached to the offer to purchase shares of our Class A Common Stock), and having no conditions other than the right not to purchase and pay for shares of our Class B Common Stock tendered if no shares of our Class A Common Stock are purchased in the offer for shares of our Class A Common Stock.

        The Class B conversion right will not come into effect if one or more holders owning, in the aggregate, as of the offer date, over 50% of the outstanding shares of our Class A Common Stock and Class A Exchangeable Shares, in each case excluding shares owned by the offeror, provide us with adequate assurances that they are not making or acting with another to make the exclusionary offer and will not participate in the exclusionary offer.

        Any of the holders of our Class B Common Stock can exercise this right by providing a signed written notice to the transfer agent and complying with certain other specified conditions. The holders of our Class B Common Stock must pay any governmental or other tax imposed on or in respect of the conversion into shares of our Class A Common Stock.

        Other.    Holders of Company Common Stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of Company Common Stock are fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the Company Common Stock.

Exchangeable Shares

        The Class A Exchangeable Shares and Class B Exchangeable Shares (collectively, "Exchangeable Shares") were issued by MCCI. The Exchangeable Shares are substantially the economic equivalent of the corresponding shares of Company Common Stock in which they may be exchanged.

        Dividends.    Holders of Exchangeable Shares are entitled to receive, subject to applicable law, dividends as follows:

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  in the case of a cash dividend declared on a corresponding share of Company Common Stock, an amount in cash for each exchangeable share corresponding to the cash dividend declared on each corresponding share of Company Common Stock in U.S. dollars or in an equivalent amount in Canadian dollars;

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  in the case of a stock dividend declared on a corresponding share of Company Common Stock to be paid in shares of Company Common Stock, in the number of Exchangeable Shares of the relevant class for each Exchangeable Share that is equal to the number of shares of corresponding Company Common Stock to be paid on each corresponding share of Company Common Stock; or

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  in the case of a dividend declared on a corresponding share of Company Common Stock in any other type of property, in the type and amount of property as is economically equivalent as determined by MCCI's board of directors to the type and amount of property to be paid on each corresponding share of Company Common Stock.

        The declaration dates, record dates and payment dates for dividends on the Exchangeable Shares are the same as the relevant dates for the dividends on the shares of corresponding Company Common Stock.

        Voting Rights.    Holders of Exchangeable Shares receive, through a voting trust, the benefit of voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding share of Company Common Stock. See "Special Voting Stock—Voting Rights" below.

        Other.    The Exchangeable Shares are exchangeable at any time, at the option of the holder on a one-for-one basis for corresponding shares of Company Common Stock. Holders of Class A Exchangeable Shares are entitled to convert their stock into Class B Exchangeable Shares on a one-for-one basis at any time.

Special Voting Stock

        We have outstanding one share of Special Class A Voting Stock and one share of Special Class B Voting Stock, through which the holders of Class A Exchangeable Shares and Class B Exchangeable Shares, respectively, may exercise their voting rights with respect to our Company Common Stock in which the corresponding Exchangeable Shares may be exchanged.

        Dividends and Liquidation Rights.    The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are not entitled to receive any dividends or other distributions or to receive or participate in any distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up.

        Voting Rights.    The Special Class A Voting Stock and the Special Class B Voting Stock provide the mechanism for holders of the corresponding Exchangeable Shares to provide instructions to vote with the holders of our corresponding Company Common Stock. The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are each entitled to one vote for each corresponding outstanding Exchangeable Share, excluding shares held by Molson Coors or its subsidiaries, and generally vote together with the corresponding Company Common Stock on all matters on which the holders of the corresponding Company Common Stock are entitled to vote.

        The Special Class A Voting Stock and Special Class B Voting Stock are subject to voting trust arrangements. The trustee which holds the Special Class A Voting Stock and the trustee which holds the Special Class B Voting Stock are required to cast a number of votes equal to the number of then-outstanding corresponding Exchangeable Shares, but will only cast a number of votes equal to the number of corresponding Exchangeable Shares as to which it has received voting instructions from the owners of record of those Exchangeable Shares, other than Molson Coors or its subsidiaries, on the record date of the action, and will cast the votes in accordance with such instructions so received.

        Other.    The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of Special Class A Voting Stock and Special Class B Voting Stock are fully paid and non-assessable.

Preferred Stock

        Our Certificate of Incorporation authorizes our Board of Directors to issue up to 25,000,000 shares of Preferred Stock from time to time in one or more series, generally without any vote or action by the holders of our Company Common Stock, except that the issuance of any shares of Preferred Stock having any voting rights other than those expressly required by the DGCL will be subject to approval by a majority of the voting power of the holders of our Class A Common Stock and Special Class A Voting Stock, voting together as a single class. Subject to this right, our Board of Directors will be authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rate, dividend rights, liquidation preferences, conversion rights and terms, voting rights, redemption rights and terms and sinking fund terms of any series of Preferred Stock. Depending on the terms of any issued Preferred Stock, any or all series of issued Preferred Stock could have a preference over our Company Common Stock with respect to dividends and other distributions and upon liquidation or dissolution of Molson Coors. Subject to certain conditions as specified in our Certificate of Incorporation, our Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Company Common Stock. The issuance of Preferred Stock may decrease the market price of our Company Common Stock.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

        Provisions of our Certificate of Incorporation, our bylaws and Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in the stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for our restructuring or sale of all or part of our business.

  Authorized but Unissued Shares of Common Stock and Preferred Stock

        Subject to certain conditions, our authorized but unissued shares of Company Common Stock and preferred stock are available for our Board of Directors to issue without stockholder approval. As noted above, our Board of Directors, without stockholder approval, has the authority under our Certificate of Incorporation to issue preferred stock with rights superior to the rights of the holders of Company Common Stock, subject to certain conditions. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Company Common Stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of Company Common Stock or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of Company Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

  Election, Nomination and Removal of Directors

        Our Board of Directors has currently set the size of the board at 15 members. Twelve of the 15 directors may be elected by the Class A Holders, and three of the 15 directors may be elected by the Class B Holders. The Class A-C Nominating Subcommittee (consisting of two Coors family directors) may nominate five persons to stand for election to our Board of Directors by the Class A Holders, and the Class A-M Nominating Subcommittee (consisting of two Molson family directors) similarly may nominate five nominees to stand for election to our Board of Directors by the Class A Holders. The Nominating Committee (comprised of an independent director, the members of the Class A-C Nominating Subcommittee and the members of the Class A-M Nominating Subcommittee) may nominate two additional directors to stand for election to our Board of Directors by the Class A Holders. The full Board of Directors may nominate three directors to stand for election to our Board of Directors by the Class B Holders. Any director may be removed, with cause, by a majority vote of the Class A Holders and the Class B Holders, voting together as a single class. Any director may be removed, without cause, by a vote of the holders of a majority of the voting power of the class or classes that elected the director. Further, only our Board of Directors may change the size of our board, subject to certain conditions. Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of our Board of Directors, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of our company, and may maintain the incumbency of our Board of Directors.

  Stockholder Advance Notice Procedure

        Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. Only persons who are nominated by our Board of Directors, or a duly authorized board committee, or by a stockholder who has given timely written notice to the secretary of our company before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the stockholder and each proposed director nominee and information regarding each proposed nominee that would be required to be included in a proxy statement filed under the SEC's rules and regulations. The stockholder notice procedure provides that the only business that may be conducted at an annual meeting is business that has been brought before the meeting by, or at the direction of, our Board of Directors or by a stockholder who has given timely written notice to our secretary. This notice is required to include a brief description of the business desired to be brought before the meeting and specified information about the stockholder and the stockholder's ownership of our capital stock. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Amendment to our Certificate of Incorporation and Bylaws

        Our Certificate of Incorporation may generally be amended by a majority of our Class A Holders and Class B Holders, voting as a single class, subject to certain exceptions as set forth in our Certificate of Incorporation which require the vote of a majority of our Class A Holders and Class B Holders, each voting as a separate class and not jointly. Our bylaws may generally be amended by our Board of Directors, subject to certain exceptions, or by a majority of our Class A Holders.

Delaware Anti-Takeover Statute

        Our Certificate of Incorporation expressly provides that we will not be governed by Section 203 of the DGCL.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A Common Stock and Class B Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar for our Class A Exchangeable Shares and Class B Exchangeable Shares is CST Trust Company.

Listing

        Our Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange under the symbols "TAP A" and "TAP," respectively. Our Class A Exchangeable Shares and Class B Exchangeable Shares are listed on the Toronto Stock Exchange under the symbols "TPX.A" and "TPX.B," respectively.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available on our website at www.molsoncoors.com. The information on our website is not incorporated by reference in this Information Statement and you should not consider it a part of this Information Statement.

DISTRIBUTION OF THIS INFORMATION STATEMENT

        We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one copy of this Information Statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Also, we will promptly deliver a separate copy of this Information Statement and/or future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered, upon oral or written request to us at our address and telephone number noted above. Stockholders may also address future requests regarding delivery of Information Statements and/or annual reports by contacting us at the address and telephone number noted above.

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